UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

On March 30, 2009, Ramius issued the following letter to Orthofix shareholders:

TWO LEADING INDEPENDENT PROXY GOVERNANCE FIRMS AGREE THAT IT IS TIME FOR A CHANGE AT ORTHOFIX

RISKMETRICS GROUP AND GLASS LEWIS & CO. RECOMMEND YOU VOTE USING THE RAMIUS GROUP’S GOLD PROXY CARD

March 30, 2009

Dear Fellow Orthofix Shareholder,

The Special General Meeting is just a few days away and is critical for Orthofix shareholders.  We are writing to urge you to vote FOR the election of our four highly qualified nominees -- J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti -- to replace four of Orthofix’s ten current directors. The current Board has overseen a period of massive shareholder value destruction highlighted by lofty expectations followed by terrible execution.

If you have not done so already, please sign, date and return the enclosed GOLD proxy card with a vote in support of electing our nominees to replace current directors James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg.   Since time is short, we urge you to vote by a toll-free telephone call or via the Internet, if available. Simply follow the instructions on the GOLD proxy card.

RISKMETRICS WAS NOT FOOLED BY THE COMPANY’S SELF-SERVING STATEMENTS OR ATTACKS ON OUR NOMINEES!

In its report, RiskMetrics stated that Ramius “has made a valid case for change” and “given the company’s sustained underperformance relative to its peer group since the Blackstone acquisition, we believe that the board could benefit from greater shareholder representation.”

This show of support from RiskMetrics, a truly independent third party, not only validates our call for substantial changes to the Orthofix Board, but also invalidates, in our opinion, the Company’s personal attacks on our nominees and other attempts to distract you from the real issues facing the Company in this election contest.

Regarding two of the Company’s incumbent directors that we are seeking to remove, Glass Lewis cited certain “governance matters” at Orthofix in its report:

On Peter Hewett - “We recommended withholding votes from Mr. Hewett at last year’s annual meeting. Mr. Hewett received $158,250 from the Company for consulting services in fiscal year 2007. In 2008, these consulting and advisory fees totaled $150,000. Further, Mr. Hewett has received consulting and advisory fees from the Company since 2005.  We question the need for the Company to engage in consulting relationships with its directors.”

On Thomas Kester – “We also note that Mr. Kester, the chairman of the compensation committee for fiscal year 2008, in which our pay-for-performance model graded the Company’s fiscal year 2009 executive compensation an “F”…. [A]s chairman of the compensation [committee], he is responsible for the compensation committee’s decisions regarding executive remuneration.”

It should not be overlooked that RiskMetrics supports the removal of Chairman James Gero. While James Gero was not chairman or a board member of Clearwire, Inc. at the time of its IPO in 2007 or since then, he has been a director of Orthofix since 1998 and has served as Chairman since 2004. In recommending the removal of Messrs. Gero, Hewett and von Wartburg as directors of Orthofix, RiskMetrics noted that “the three incumbent nominees have been on the board since the Blackstone acquisition and have presided over a period of sustained underperformance.”

SHAREHOLDERS HAVE THE OPPORTUNITY TO PROTECT THEIR INVESTMENT!

Despite what the Company would have you believe, our nominees’ interests are firmly aligned with those of all shareholders of the Company.  By voting FOR the election of our four highly qualified nominees -- J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti -- to replace four of Orthofix’s ten current directors, on the GOLD proxy card, the shareholders empower our nominees to ensure that the Company takes all actions to maximize shareholder value. Rest assured that they can, and will, appropriately represent the shareholders’ best interests in the boardroom.

THE FACTS SPEAK FOR THEMSELVES!

Remember, no matter how much management and the current Board try to justify their prior actions and forward-looking expectations, the facts remain the same:

•	Orthofix has lost almost a half billion dollars in market capitalization in the last three years.

•	Orthofix has significantly underperformed its own peer group as listed in its Form 10-K filed with the Securities and Exchange Commission over the past 1, 3 and 5 years.

•	Orthofix has written down 93% of the value of Blackstone since the acquisition in 2006.

•
Orthofix took on a heavy debt load with stringent covenants to fund the Blackstone acquisition.  The October 2008 amendment to the Term Loan is costing shareholders approximately $8 million per year in additional interest expense.  This is the equivalent of nearly $0.40 per share in pre-tax earnings.

•
Orthofix failed to realize the overly~~-~~aggressive growth and profitability expectations for Blackstone at the time of the acquisition.  In fact, Blackstone is currently generating substantial operating losses.

•	Since 2006, book value has halved, tangible book value is negative and the former net cash position of $46 million is now $268 million of net debt.

•	Management missed annual earnings guidance by a significant amount in 2007 and 2008.

We are not seeking control of the Board – our nominees, if elected, will constitute a minority four out of ten members.  Instead, we are looking to elect new, highly qualified directors who are not tied to the failures of the last three years.  We believe these nominees will approach the situation with a fresh perspective in order to represent the best interests of all shareholders.

Your vote is very important in order to bring much needed change to the Orthofix Board.  We urge all shareholders to vote the GOLD proxy card today in support of electing J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti to replace current directors James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg.

Thank you for your consideration and support,

Jeffrey C. Smith
Ramius Value and Opportunity Master Fund Ltd